EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 29, 2005

by and among

SENIOR HOUSING PROPERTIES TRUST,

as Borrower,

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Arranger

and

Sole Book Manager,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Each of

CITIZENS BANK OF MASSACHUSETTS

and

ING REAL ESTATE FINANCE (USA) LLC,

as Co-Syndication Agents,

Each of

CALYON NEW YORK BRANCH

and

ROYAL BANK OF CANADA,

as Co-Documentation Agents,

and

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.5.,

as Lenders

- iii -

- iv -

SCHEDULE 1.1.(a)	Pricing
SCHEDULE 1.1.(b)	Acquired Property Lien Documents
SCHEDULE 1.1.(c)	Existing Ground Leases
SCHEDULE 1.1.(d)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(k)	Financial Statements
SCHEDULE 6.1.(y)	List of Unencumbered Assets

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Notice of Swingline Borrowing
EXHIBIT G	Form of Swingline Note
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Compliance Certificate

- v -

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 29, 2005 by and among SENIOR HOUSING PROPERTIES TRUST, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), WACHOVIA CAPITAL MARKETS, LLC, as Arranger (the “Arranger”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, each of CITIZENS BANK OF MASSACHUSETTS and ING REAL ESTATE FINANCE (USA) LLC, as Co-Syndication Agents (each a “Co-Syndication Agent”), each of CALYON NEW YORK BRANCH and ROYAL BANK OF CANADA, as Co-Documentation Agents (each a “Co-Documentation Agent”), and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(d).

WHEREAS, certain of the Lenders and other financial institutions have made available to Borrower a $250,000,000 revolving credit facility on the terms and conditions contained in that certain Credit Agreement dated as of June 27, 2002 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrower, such Lenders, certain other financial institutions, the Agent and the other parties thereto; and

WHEREAS, the Agent and the Lenders desire to amend and restate the terms of the Existing Credit Agreement to make available to the Borrower a revolving credit facility in the initial amount of $550,000,000, which will include a $50,000,000 letter of credit subfacility and a $50,000,000 swingline subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquired Encumbered Properties” means the Senior Housing Assets subject, as of the Agreement Date, to the Liens created under Acquired Property Lien Documents.

“Acquired Property Lien Documents” means those documents relating to the Liens on the Acquired Encumbered Properties as described on Schedule 1.1.(b), each as amended, supplemented or otherwise modified from time to time (except that amendments, supplements and modifications which (x) result in the Lien created by such lease or mortgage being spread to Senior Housing Assets other than the Acquired Encumbered Properties or (y) change any non-recourse provisions of such lease or mortgage applicable to lease or loan payments thereunder in a manner which is materially adverse to the lessee or mortgagor, must, in each case, be approved by the Requisite Lenders).

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, with respect to a Person for any given period, EBITDA for such period less the Capital Expenditure Reserve for such period.

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

“Advisory Agreement” means that certain Advisory Agreement dated as of October 12, 1999 by and between the Borrower and RMR.

“Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding ten percent (10.0%) or more of any Equity Interest in the Borrower; or (c) ten percent (10.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. For purposes of this Agreement, Five Star shall not be deemed to be an Affiliate of the Borrower so long as each of the board of trustees of the Borrower and the board of directors of Five Star has at least one independent trustee or independent director who does not serve as both a trustee of the Borrower and a director of Five Star. The terms “independent director” and “independent trustee” have the meaning given the term “independent director” under the listing requirements of the New York Stock Exchange, in the case of the Borrower, and the American Stock Exchange, in the case of Five Star.

“Agent” means Wachovia Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Ancillary Agreement” means, with respect to any Lease, any material incidental agreement with respect to such Lease (including, by way of example, guarantees, and management agreements) to which the Borrower or any Subsidiary is a party.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with Table I set forth in Schedule 1.1.(a). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period that the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings. During any period for which the Borrower has not received a Credit Rating from a Rating Agency equal to or exceeding the minimum Credit Rating specified on Table I set forth in such Schedule, then the Applicable Margin shall be determined in accordance with Table II set forth in such Schedule. As of the Agreement Date, the Applicable Margin is determined based on Level 1 of Table II on such Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Under Development” means, as of any date of determination, any Property owned by the Borrower or any of its Subsidiaries on which the construction of new income-producing improvements has been commenced and is continuing, with both the land and the improvements under construction thereon which comprise such Property to be valued at then-current book value, as determined in accordance with GAAP. In the event of construction of an addition or expansion to an existing income producing Property, only the addition or expansion shall be considered an Asset Under Development.

“Assignee” has the meaning given that term in Section 12.5.(b).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

“Base Rent” means the minimum or base rent that a Lease requires a Lessee to pay. The term excludes: (a) payments (such as real estate taxes, insurance premiums, and costs of maintenance) that the Lease requires the Lessee to pay third parties; (b) any element of rent that is conditional, contingent, or not yet capable of determination; and (c) reserves for capital expenditures paid to the Borrower or a Subsidiary. If a Lease for multiple Properties does not separately allocate Base Rent to such Properties, then Base Rent for such Lease shall be reasonably allocated among such Properties (where necessary) in a manner satisfactory to Agent.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditure Reserve” means an amount equal to $400 per annum per bed, for a skilled nursing facility, or per unit for any other Senior Housing Asset, on which the applicable lease does not require the Lessee to pay for all capital expenditures.

“Capitalization Rate” means 9.50%.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company at the time of the acquisition thereof has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Agent and under its sole dominion and control.

“Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1., (b) to issue (in the case of the Lender then acting as Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.3.(a) and 2.3.(i), respectively (but in the case of the Lender acting as the Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders), and (c) to participate in Swingline Loans pursuant to Section 2.2.(e), in each case, in an amount up to, but not exceeding, the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.11., increased pursuant to Section 2.14., or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to Section 2.9.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

“Credit Rating” means, with respect to a Person, the highest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of such Person.

“Debt Service” means, for any period, the sum of: (a) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period and (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its

Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning set forth in Section 3.11.

“Derivatives Contract” means any “swap agreement” as defined in 11 U.S.C. § 101.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, the termination value(s) thereof determined in accordance with GAAP.

“Dollars” or “$” means the lawful currency of the United States of America.

“Due Diligence Reports” means, as to any Senior Housing Asset Pool or individual Senior Housing Asset not in a Senior Housing Asset Pool, (a) a Lease Abstract, in the case of Senior Housing Assets that are leased pursuant to Leases, and (b) such other information as the Agent may reasonably request in order to evaluate such Senior Housing Asset Pool or Senior Housing Asset.

“EBITDA” means, with respect to a Person for any period: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or non-recurring items and extraordinary or non-recurring gains and losses; (v) in the case of the Borrower, funds received by the Borrower or a Subsidiary as rent but which are reserved for capital expenses and (vi) in the case of the Borrower, distributions on the existing Trust Preferred Securities; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. Deferred percentage rent adjustments required under GAAP, and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141 and the like, shall be disregarded in determinations of EBITDA (to the extent such adjustments would otherwise have been included in the determination of EBITDA).

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless a Default or Event of Default shall exist, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security (other than a security constituting Indebtedness) convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to or beneficially owning assets which are or are intended to become collateral for any Secured Indebtedness of such Subsidiary, or being a beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) which (i) is, or is expected to be, prohibited from Guarantying the Indebtedness of any other Person pursuant to any document, instrument or agreement evidencing such Secured Indebtedness or (ii) is prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition or anticipated condition to the extension of such Secured Indebtedness. In addition, (w) each of SNH Capital Trust Holdings, SNH Capital Trust I, SNH Capital Trust II and SNH Capital Trust III shall be deemed to be an Excluded Subsidiary so long as any of the Trust Preferred Securities remains outstanding, (x) Leisure Park Venture Limited Partnership shall be deemed to be an Excluded Subsidiary so long as any Indebtedness secured by the Acquired Property Lien Documents described in Part I of Schedule 1.1.(b) remains outstanding, (y) CCC of Kentucky Trust shall be deemed to be an Excluded Subsidiary so long as any Indebtedness secured by the Acquired Property Lien Documents described in Part II or Part III of Schedule 1.1.(b) remains outstanding and (z) each GMAC Subsidiary shall be deemed to be an Excluded Subsidiary so long as any Property owned by such GMAC Subsidiary remains subject to a Lien arising in connection with any Acquired Property Lien Document described in Part IV of Schedule 1.1.(b).

“Existing Credit Agreement” has the meaning given such term in the first “WHEREAS” clause of this Agreement.

“Facility Fee” means the per annum percentage in Table I or II, as applicable, set forth in Schedule 1.1.(a) corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof. As of the Agreement Date, the Facility Fee is determined in accordance with Level 1 of Table II on such Schedule.

“Fair Market Value” means, with respect to (a) a security listed on a principal national securities exchange, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fitch” means Fitch, Inc. and its successors.

“Five Star” means Five Star Quality Care, Inc., a Maryland corporation, and its successors.

“Fixed Charges” means, for any period, the sum (without duplication) of (a) Debt Service for such period and (b) Preferred Dividends for such period.

“Floating Rate Debt” means all Indebtedness of the Borrower and its Subsidiaries which bears interest at fluctuating rates (and in any event shall include all Loans and other Indebtedness of the Borrower under any of the Loan Documents) and for which the Borrower or any such Subsidiary has not obtained Interest Rate Agreements which effectively cause such variable rates to be equivalent to fixed rates less than or equal to (a) the rate (as reasonably determined by the Agent) borne by United States 10-year Treasury Notes at the time the applicable Interest Rate Agreement became effective plus (b) 3.0% per annum.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, for any period, (a) net income of the Borrower for such period determined on a consolidated basis exclusive of the following (to the extent included in the determination of such net income): (i) depreciation and amortization; (ii) gains and losses from extraordinary or non-recurring items; (iii) gains and losses on sales of real estate; (iv) gains and losses on investments in marketable securities; (v) provisions/benefits for income taxes for such period; and (vi) distributions on the existing Trust Preferred Securities plus (b) the Borrower’s share of Funds From Operations from Unconsolidated Affiliates. Straight line rent leveling adjustments and deferred percentage rent adjustments required under GAAP, and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141 and the like, shall be disregarded in determinations of Funds From Operations (to the extent such adjustments otherwise would be included in the determination of Funds From Operations).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GMAC Subsidiaries” means, collectively, the entities set forth in Part IV(A) of Schedule 1.1.(b).

“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, regulatory, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means (x) each ground lease set forth on Schedule 1.1.(c), as amended, supplemented or otherwise modified from time to time (provided that any amendment, supplement or other modification thereof does not (I) decrease the remaining term thereof unless a purchase option or extension option is granted in exchange for such decrease, (II) change any right of the lessee to mortgage and encumber its interest in the leased property or the free transferability of the lessee’s interest under such lease in a manner which is materially adverse to the lessee, or (III) change any obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, in each case in a manner which is materially adverse to such holder) and (y) a ground lease containing the following terms and conditions: (a) either (i) a remaining term (taking into account extensions which may be effected by the lessee without the consent of the lessor) of no less than 30 years from the Agreement Date, or (ii) the right of the lessee to purchase the property on terms reasonably acceptable to the Agent; (b) the right of the lessee to mortgage and encumber its interest in the leased property; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; and (d) free transferability of the lessee’s interest under such lease, including ability to sublease, subject to only reasonable consent provisions.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include each Material Subsidiary (unless an Excluded Subsidiary or an Unleveraged Non-Domestic Subsidiary).

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity” (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (1) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (2) evidenced by bonds, debentures, notes or similar instruments, or (3) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference; (g) all obligations of such Person in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (excluding guarantees required under Applicable Laws, or by any Governmental Authority, as a condition to ownership of Senior Housing Assets), valued at the lesser of (1) the stated or determinable amount of the Indebtedness such Person Guaranteed or, if the amount of such Indebtedness is not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (2) the amount of any express limitation on such Guaranty; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition of such term) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the Fair Market Value of such property or assets; and (j) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Intellectual Property” has the meaning given that term in Section 6.1.(t).

“Interest Expense” means, with respect to a Person for any period of time (a) the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period plus (b) in the case of the Borrower, the Borrower’s pro rata share of Interest Expense of its Unconsolidated Affiliates. Interest Expense shall exclude any amortization of (i) deferred financing fees and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 7 days or 1, 2, 3, 6 or, if available from all Lenders, 12 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period of 1, 2, 3, 6 or 12 months duration that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or in the case of any Interest Period other than one having a duration of 7 days, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into with a nationally recognized financial institution then having an Investment Grade Rating for the purpose of protecting against fluctuations in interest rates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from the Rating Agencies.

“Lease” means a (sub)lease of a Property, between the Borrower or a Subsidiary, as Lessor, and a Lessee.

“Lease Abstract” means, as to any Lease for a Senior Housing Asset Pool or individual Senior Housing Asset not in a Senior Housing Asset Pool, an abstract of such Lease and Ancillary Agreements in form and substance reasonably acceptable to the Agent, which shall include a reasonably detailed description of the following for such Lease and Ancillary Agreements: (a) all rent payable under such Lease, including a description of Base Rent and other components of rent payable under such Lease, (b) the term (including provisions for extension) of the Lease and any related Ancillary Agreements, (c) capital expenditure provisions, (d) security deposits and other similar deposits required to made by the Lessee, (e) the terms of any Guaranty of such Lease, including without limitation, the identity of the guarantor(s), any collateral security for the obligations of such guarantor(s) and any provisions providing for reduction or release of the obligations of such guarantor(s) thereunder, (f) termination events, (g) the terms of any Ancillary Agreements for the Senior Housing Asset Pool or Senior Housing Asset subject to such Lease, (h) a summary of any restrictions on the Lessor’s ability to sell, encumber, pledge, mortgage or otherwise grant Liens upon the Senior Housing Assets subject to such Lease, (i) restrictions, requirements or other provisions regarding the brand name, trademark or trade name under which the Lessee may operate any Senior Housing Asset subject to such Lease, (j) any materials terms that are unusual in nature or not contained in the majority of the Leases or Ancillary Agreement for the Unencumbered Senior Housing Assets at such time, (k) expenses that are expressly subordinate to rent payments, (l) financial reporting requirements of tenants (including whether tenants are required to be audited annually), (m) financial covenants applicable to the tenants, (n) provisions requiring the tenants to comply with applicable licensing requirements and other health care regulatory requirements and (o) provisions regarding reporting of the results of reviews or investigations by applicable regulatory authorities.

“L/C Commitment Amount” equals $50,000,000.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and as the context requires, includes the Swingline Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent and the Borrower in writing from time to time.

“Lessee” means the (sub)lessee of a Property pursuant to a Lease, provided that (without the Agent’s approval) no such (sub)lessee shall be an Affiliate of the Borrower (including, without limitation, RMR, or any Managing Trustee, but, subject to compliance with Section 9.10., excluding Five Star and any of its Subsidiaries at anytime Five Star or any such Subsidiary is an Affiliate), except during an interim period for Properties which are foreclosed upon or repossessed upon lease terminations or otherwise by or on behalf of the Borrower or a Subsidiary.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender acting as the Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.3.(i), and the Lender acting as the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Agent of their participation interests under such Section.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loans” means Revolving Loans bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1.(d) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Managed Property” means a Senior Housing Asset acquired by the Borrower or a Subsidiary as a result of, or in connection with, a foreclosure or repossession (or consensual arrangement in lieu thereof).

“Managing Trustee” means either Mr. Barry M. Portnoy or Mr. Gerard M. Martin, both having a business address c/o RMR, or any duly appointed successor thereto.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is

redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the date on which all Revolving Loans are scheduled to be due and payable in full.

“Marketable Securities” means (a) one million common shares of HRPT Properties Trust owned by the Borrower as of the Agreement Date; (b) bank deposits and certificates of deposit from a bank rated Baa1 or BBB+ or better by a Rating Agency; (c) government obligations; and (d) commercial paper rated A1 or P1 by a Rating Agency.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, and in any event shall include the Advisory Agreement.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Material Subsidiary” means any Subsidiary to which 2.0% or more of Total Asset Value is, directly or indirectly, attributable.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Note” means a promissory note satisfying all of the following requirements: (a) such promissory note is owned solely by the Borrower or a Subsidiary; (b) such promissory note is secured by a Lien on a Senior Housing Asset or another Property the improvements on which are of a type similar to improvements located on the Properties as of the Agreement Date; (c) such real property and related improvements are not subject to any environmental conditions or other matters which, individually or collectively, materially impair the value of such real property or related improvements; and (d) if the Borrower or any Subsidiary were to acquire such real property and related improvements, no Default or Event of Default would result from such acquisition.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the creation or assumption of any Lien on any assets of a Person or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, the following shall not constitute a Negative Pledge for purposes of this Agreement: an agreement (a) that (i) establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets, or (ii) limits cross-collateralization of specific assets or pools of assets with other assets or pools of assets or otherwise imposes documentary, procedural or other conditions or requirements in connection with a Person’s encumbering its assets, but (b) that does not generally prohibit (i) the encumbrance of its assets or (ii) the encumbrance of specific assets.

“Net Operating Income” or “NOI” means, with respect to a Senior Housing Asset, Senior Housing Asset Pool or Mortgage Note, Adjusted EBITDA attributable to such Senior Housing Asset, Senior Housing Asset Pool or Mortgage Note. In no event shall Net Operating Income for any Senior Housing Asset, Senior Housing Asset Pool or Mortgage Note be less than $0.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Domestic Property” means a Property located outside a state, territory or commonwealth of the United States of America (including without limitation Puerto Rico and the U.S. Virgin Islands) or the District of Columbia.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Swingline Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.2. evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent, the Swingline Lender or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Participant” has the meaning given that term in Section 12.5.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not at the time required to be paid or discharged under Section 7.6., or (ii) if such Lien is the responsibility of a financially responsible tenant, mortgagor or manager to discharge, or (iii) in the case of a Senior Housing Asset or Senior Housing Asset Pool, when considered in the aggregate with all other Liens on such Senior Housing Asset (or Senior Housing Asset Pool), which Lien does not materially detract from (A) if the Senior Housing Asset subject to such Lien is part of a Senior Housing Asset Pool, the value of such Senior Housing Asset Pool, or (B) if the Senior Housing Asset subject to such Lien is not part of a Senior Housing Asset Pool, the value of such Senior Housing Asset; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person and, in the case of the Borrower or any Subsidiary, Liens granted by any tenant on its leasehold estate in a Property which are subordinate to the interest of the Borrower or a Subsidiary in such Property; (d) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 6.1.(f); (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the lessor’s interest in property leased to the Borrower or any of its Subsidiaries pursuant to a lease permitted by this Agreement; (g) the interests of tenants, operators or managers of Properties; (h) Liens in favor of the Agent for the benefit of the Lenders; (i) Liens required under Applicable Law, or by any Governmental Authority, as a condition to ownership or operation of Senior Housing Assets; and (j) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time.

“Preferred Dividends” means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions paid or payable (a) solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) to the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full. Payments made with respect to the existing Trust Preferred Securities will be considered Preferred Dividends.

“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both, including the existing Trust Preferred Securities.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property and related personal property, either owned in fee simple or leased pursuant to a Ground Lease by the Borrower or any consolidated Subsidiary. With respect to a Mortgage Note or other promissory note secured by real property, the term Property means each parcel of real property, and related personal property, securing such Mortgage Note or other promissory note.

“Rating Agencies” means S&P and Moody’s. If either such corporation ceases to act as a securities rating agency or ceases to provide ratings with respect to the senior long-term unsecured debt obligations of the Borrower, then the Borrower may designate as a replacement Rating Agency Fitch or any other nationally recognized securities rating agency acceptable to the Agent.

“Register” has the meaning given that term in Section 12.5.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“RMR” means Reit Management & Research, LLC, together with its successors and permitted assigns.

“Requisite Lenders” means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments (excluding Defaulting Lenders who, accordingly, are not entitled to vote), or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the Loans and Letter of Credit Liabilities (excluding Defaulting Lenders who, accordingly, are not entitled to vote). For purposes of this definition, a Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means (a) with respect to the Borrower, the Borrower’s President or Treasurer or any Managing Trustee of the Borrower and (b) with respect to any other Loan Party, such Loan Party’s chief executive officer or chief financial officer.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” has the meaning given that term in Section 2.10.(a).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of the Borrower and the Guarantors, shall include (without duplication) the Borrower’s pro rata share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Housing Asset” means any Property on which the improvements consist only of one or more of the following: (a) senior residences, (b) independent living facilities, (c) congregate communities, (d) assisted living facilities, (e) nursing homes, (f) hospitals and (g) other Property primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“Senior Housing Asset Pool” means any group of two or more Properties, substantially all of the value of which is attributable to Senior Housing Assets, that are (a) leased to a Lessee pursuant to a single Lease, (b) leased pursuant to Leases that are cross-defaulted (as to defaults by Lessee) and which the Borrower has designated in a notice to the Agent (which designation has not been withdrawn by the Borrower) to be a Senior Housing Asset Pool, or (c) Managed Properties managed under one management agreement (or multiple management agreements with the same or affiliated managers that are cross-defaulted) and which the Borrower has designated in a notice to the Agent (which designation has not been withdrawn by the Borrower) to be a Senior Housing Asset Pool.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which consolidated with those of such Person pursuant to GAAP. SNH Capital Trust I shall be considered to be a Subsidiary.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.2. in an amount up to, but not exceeding, $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wachovia Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.(a).

“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit G.

“Tangible Net Worth” means, as of any given time: (a) the unallocated gross book value (exclusive of depreciation and amortization) of all real estate assets of the Borrower and its Subsidiaries that constitute Properties at such time; plus (b) the book value of other assets (excluding any assets described in the immediately preceding clause (a)) of the Borrower and its Subsidiaries; less (c) all amounts appearing on the assets side of a consolidated balance sheet of the Borrower for assets separately classified as intangible assets under GAAP (except for allocations of property purchase prices pursuant to Statement of Financial Accounting Standards number 141 and the like); less (d) all Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.12.

“Termination Date” means November 30, 2009.

“Titled Agent” means any of the Sole Lead Arranger, the Sole Book Runner, the Co-Syndication Agents or the Co-Documentation Agents, and their respective successors and permitted assigns.

“Total Asset Value” means the sum of the following (without duplication) of the Borrower and its Subsidiaries for the fiscal quarter most recently ended: (a) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for such entire fiscal quarter, (i) Adjusted EBITDA attributable to such Properties for such period multiplied by (ii) 4 divided by (iii) the Capitalization Rate; (b) the purchase price paid for any Property acquired during such fiscal quarter (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements and prior to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards number 141 and the like); (c) all Marketable Securities, cash and cash equivalents; (d) the book value of all Assets Under Development as of the end of such fiscal quarter; (e) the book value of all Mortgage Notes, and all other promissory notes secured by a Lien on any Property, as of the end of such fiscal quarter; and (f) the Borrower’s pro rata share of the preceding items of any Unconsolidated Affiliate of the Borrower.

“Total Indebtedness” means, as of a given date, all liabilities of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date (except liabilities resulting from allocations of property purchase prices pursuant to Statement of Financial Accounting Standards number 141 and the like), and in any event shall include (without duplication): (a) all Indebtedness of the Borrower and its Subsidiaries, (b) the Borrower’s pro rata share of Indebtedness of its Unconsolidated Affiliates and (c) net obligations of the Borrower and its Subsidiaries under any Derivatives Contracts not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof.

“Trust Preferred Securities” means the 1,095,750 shares of 10.125% trust preferred securities having a liquidation preference of $25 per share, issued by SNH Capital Trust I, a Subsidiary of the Borrower, the proceeds of which were used by such Subsidiary to acquire the Borrower’s 10.125% junior subordinated debentures due June 15, 2041.

“Type” with respect to any Revolving Loan, refers to whether such Revolving Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means, as of the end of a fiscal quarter, the sum of: (a) unrestricted cash and Cash Equivalents and unencumbered Marketable Securities of the Borrower and its Subsidiaries; (b) the product of (i) Net Operating Income for the fiscal quarter most recently ended attributable to Unencumbered Senior Housing Assets owned or leased by the Borrower or any Subsidiary for such period, multiplied by (ii) 4 and divided by (iii) the Capitalization Rate; (c) the purchase price paid for any Unencumbered Senior Housing Asset acquired during such four fiscal quarter period (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); and (d) the book value of all Unencumbered Mortgage Notes (excluding any Unencumbered Mortgage Note where the obligor is more than 60 days past due with respect to any payment obligation). To the extent that the sum of the book value of Unencumbered Mortgage Notes would, in the aggregate, account for more than 15.0% of Unencumbered Asset Value, such excess shall be excluded. In addition, to the extent that the value attributable to Senior Housing Assets leased pursuant to a Ground Lease constitutes more than 20.0% of the Unencumbered Asset Value, such excess shall be excluded. If an Unencumbered Senior Housing Asset or Unencumbered Mortgage Note is not owned as of the last day of such fiscal quarter then such asset shall be excluded from the foregoing calculations. To the extent that Non-Domestic Properties would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered Mortgage Note” means a Mortgage Note satisfying all of the following requirements: (a) such Mortgage Note is owned directly by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary; (b) neither such Mortgage Note, nor any interest of the Borrower, such Guarantor or such Unleveraged Non-Domestic Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition thereof or Liens in favor of the Borrower or a Guarantor) or to any Negative Pledge; (c) if such Mortgage Note is owned by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to sell, transfer or otherwise dispose of such Mortgage Note without the need to obtain the consent of any Person; (d) no Senior Housing Asset (nor any related improvements) securing such Mortgage Note is subject to any Lien (other than the Lien securing such Mortgage Note, Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition thereof, subordinate Liens, and Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary); and (e) such Mortgage Note (i) has been designated by the Borrower as an “Unencumbered Mortgage Note” on Schedule 6.1.(y) or on an Unencumbered Senior Housing Asset Certificate delivered by the Borrower to the Agent pursuant to Section 8.3. or 8.4.(o), and (ii) has not been removed by the Borrower from “Unencumbered Mortgage Notes” pursuant to Section 8.4.(p).

“Unencumbered NOI” means, for any given period, (a) the aggregate NOI attributable to Unencumbered Senior Housing Assets (net of the NOI attributable to the Acquired Encumbered Properties) for such period plus (b) NOI with respect to Unencumbered Mortgage Notes for such period; provided that for purposes of this definition, for any period in which NOI would otherwise include revenues or reserves in respect of a Delinquent Unencumbered Asset (as defined below) in accordance with GAAP, any such revenues or reserves shall be excluded in the calculation of NOI for such period and in lieu thereof any payments received by the applicable Person during such period in respect of such Delinquent Unencumbered Asset shall be included as revenues (except to the extent such payment were included in the calculation of NOI for a prior period). For such purposes, “Delinquent Unencumbered Asset” means any Unencumbered Senior Housing Assets as to which the Lessee is more than 60 days past due with respect to any payment obligations under any Lease for such Senior Housing Asset and any Unencumbered Mortgage Note where the obligor is more than 60 days past due with respect to any payment obligation.

“Unencumbered Senior Housing Asset” means each Senior Housing Asset that satisfies all of the following requirements: (a) such Senior Housing Asset is (i) owned in fee simple solely by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary or (ii) leased solely by the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary pursuant to a Ground Lease; (b) such Senior Housing Asset is not an Asset Under Development and is in service; (c) neither such Senior Housing Asset, nor any interest of the Borrower, such Guarantor or such Unleveraged Non-Domestic Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge; (d) if such Senior Housing Asset is owned by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (d) and (f) through (j) of the definition thereof or Liens in favor of the Borrower, a Guarantor or an Unleveraged Non-Domestic Subsidiary) or to any Negative Pledge and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right, without the need to obtain the consent of any Person, to (x) sell, transfer or otherwise dispose of such Senior Housing Asset and (y) to create Liens on such Senior Housing Asset as security for Indebtedness of the Borrower or such Subsidiary, as applicable; (e) such Senior Housing Asset is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Senior Housing Asset; and (f) such Senior Housing Asset (x) has been designated by the Borrower as an “Unencumbered Senior Housing

Asset” on Schedule 6.1.(y) or on an Unencumbered Senior Housing Asset Certificate delivered by the Borrower to the Agent pursuant to Section 8.3. or 8.4.(o), and (y) has not been removed voluntarily by the Borrower from “Unencumbered Senior Housing Assets” pursuant to Section 8.4.(p). In addition, a Senior Housing Asset Pool or the portion thereof comprised of Senior Housing Assets which are individually Unencumbered Senior Housing Assets shall constitute an Unencumbered Senior Housing Asset for purposes of this Agreement. For purposes of this definition, the Liens granted pursuant to the Acquired Property Lien Documents will not result in the exclusion of the 31 Senior Housing Assets in the Senior Housing Asset Pool leased to Five Star as an Unencumbered Senior Housing Asset under the immediately preceding clause (c) so long as such Liens encumber only the Acquired Encumbered Properties, and the value of such Unencumbered Senior Housing Asset shall be determined net of the value attributable to the Acquired Encumbered Properties.

“Unencumbered Senior Housing Asset Certificate” has the meaning given that term in Section 8.3.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unleveraged Non-Domestic Subsidiary” means any Subsidiary (a) the principal Properties of which are Non-Domestic Properties, (b) which does not have Indebtedness having an aggregate outstanding principal amount in excess of 5.0% of the total assets of such Subsidiary (excluding Indebtedness owed to the Borrower or one or more Guarantors) and (c) which has been designated as such by notice from the Borrower to the Agent.

“Unsecured Debt Service” means, for a given period, Debt Service for such period with respect to Unsecured Indebtedness of the Borrower and its Subsidiaries.

“Unsecured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date that is not Secured Indebtedness (excluding Indebtedness associated with Unconsolidated Affiliates that is not Guaranteed by a Loan Party) and in the case of the Borrower shall include (without duplication) Indebtedness that does not constitute Secured Indebtedness.

“Wachovia” means Wachovia Bank, National Association, together with its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such

Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Revolving Loans.

(a)               Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b)               Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) to each

Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c)               Disbursements of Revolving Loan Proceeds. No later than 1:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

(d)               Repayment of Loans Outstanding under Existing Credit Agreement. The Borrower and the Lenders agree that on the Effective Date all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be repaid with the proceeds of the Loans to be made by the Lenders hereunder on the Effective Date.

Section 2.2. Swingline Loans.

(a)               Swingline Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)               Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 3:00 p.m. on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 11:00 a.m. on such date if the Swingline Lender received such Notice of Swingline Borrowing by 9:00 a.m. on such date, and otherwise not later than 4:00 p.m. on such date.

(c)               Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans (or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing). Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)               Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)               Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and in any event, within 5 Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). If the Agent has neither (x) received a Notice of Borrowing indicating that such Swingline Loan is to be repaid with the proceeds thereof nor (y) received notice from the Borrower that it intends to repay such Swingline Loan on a specified date and, in the case of this clause (y) only, such Swingline Loan is not repaid by 11:30 a.m. on such date, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans (which shall be Base Rate Loans) from the Lenders in an amount equal to the principal balance of such Swingline Loan. The limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing, and the Agent shall promptly give notice to the Lenders of any such borrowing of Base Rate Loans. No later than 2:00 p.m. on such date, each Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender and, to the extent of such Base Rate Loan, such Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Base Rate Loan. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Lender shall automatically (and without any further notice or action) be deemed to have purchased from the

Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 10.1.(f) or 10.1.(g), upon notice from the Agent or the Swingline Lender, each Lender severally agrees to pay to the Agent for the account of the Swingline Lender in respect of such participation the amount of such Lender’s Commitment Percentage of each outstanding Swingline Loan. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1.(f) or 10.1.(g)) or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.3. Letters of Credit.

(a)               Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

(b)               Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date.

(c)               Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to Section 2.13. and the other terms and conditions of this Agreement, including, without limitation, the satisfaction of any applicable conditions precedent set forth in Article V., the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary and will notify each Lender of the issuance of such Letter of Credit within a reasonable time after the issuance thereof. Upon the written request of the Borrower, the Agent shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)               Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand; provided, however, the Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.3.(i) such Lender’s Commitment Percentage of such payment.

(e)               Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice (which shall be no later than 12:00 p.m.) on the proposed date of borrowing of the amount of the Revolving Loan to be made available to the Agent which each Lender shall make available to the Agent not later than 1:00 p.m. on such date and (ii) if such conditions would not permit the making of

Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)                Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)               Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent or any Lender any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or any other Person of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Agent for any drawing made under a Letter of Credit as provided in this Section, the Borrower shall have no obligation to indemnify the Agent or any Lender in respect of any liability incurred by the Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Agent or such Lender in respect of a Letter of Credit as actually and finally determined by a court of competent jurisdiction. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Agent or any Lender with respect to any Letter of Credit.

(h)               Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6.(b).

(i)                Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender’s Commitment Percentage of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the second and last sentences of Section 3.6.(b)).

(j)                Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.3.(d); provided, however, that the maximum amount payable by any Lender in respect of any drawing under any Letter of Credit, whether pursuant to this subsection or the immediately preceding subsection (e), shall not exceed such Lender’s Commitment Percentage of such drawing. Each such Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(f) or 10.1.(g) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)               Information to Lenders. Upon the request of any Lender from time to time, the Agent shall deliver to such Lender information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.3.(j).

Section 2.4. Rates and Payment of Interest on Loans.

(a)               Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)               during such periods as such Loan is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)               Payment of Interest. Accrued interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor, and, if such Interest Period is longer then three months, at three month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)               Ratings Change. If during any period in which the Applicable Margin is determined by reference to Table I on Schedule 1.1.(a), the Applicable Margin shall change as a result of a change in the Borrower’s Credit Rating and then within a 90-day period change back to the Applicable Margin in effect at the beginning of such period as a result of another change in such Credit Rating, and (i) if the initial change in the Applicable Margin were an increase, then the Borrower will receive as a credit against its Obligations any incremental interest expense with respect to the Loans and the Facility Fee for the period during which the increase existed and (ii) if the initial change in the Applicable Margin were a decrease, then the Borrower shall promptly pay to the Agent for the benefit of the Lenders additional interest with respect to the Loans and additional Facility Fees for the period during which the decrease existed determined as if such decrease had not occurred.

Section 2.5. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.6. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Termination Date.

Section 2.7. Prepayments.

(a)               Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan.

(b)               Mandatory. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans, exceeds the aggregate amount of the Commitments in effect at such time, the Borrower shall immediately pay to the Agent for the accounts of the Lenders the amount of such excess. Such payment shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application as provided in Section 10.5. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this subsection prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.8. Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation of a LIBOR Loan. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, be Continued as a LIBOR having an Interest Period of 1 month; provided, however, if a Default or Event of Default exists at such time, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.9. Conversion.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Revolving Loan of one Type into a Revolving Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such

Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.10. Notes.

(a)               Revolving Note. The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit H (each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)               Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error.

(c)               Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11. Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 15 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent. The Agent will promptly transmit such notice to each Lender. The Commitments may not be reduced below $200,000,000 in the aggregate unless the Borrower terminates the Commitments in their entirety, and, once terminated or reduced, the Commitments may not be increased or reinstated. Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of multiple of $100,000) in the Swingline Commitment and the L/C Commitment Amount.

Section 2.12. Expiration or Maturity Date of Letters of Credit Past Termination Date.

If on the date (the “Facility Termination Date”) the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on the Facility Termination

Date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

Section 2.13. Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Agent shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.11. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans and the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time.

Section 2.14. Increase of Commitments.

With the prior consent of the Agent (which shall not be unreasonably withheld or delayed), the Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date to but excluding the Termination Date to request increases in the aggregate amount of the Commitments (provided that after giving effect to any increases in the Commitments pursuant to this Section, the aggregate amount of the Commitments may not exceed $1,100,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given. Each such increase in the Commitments must be in an aggregate minimum amount of $50,000,000 and integral multiples of $5,000,000 in excess thereof. No Lender shall be required to increase its Commitment and any new Lender(s) becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. In the event a new Lender or Lenders become a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (as determined after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by the other Lenders under Sections 2.2.(e) or 2.3.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. No increase of the Commitments may be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date). In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments.

Section 2.15. Extension of Termination Date.

The Borrower may request that the Agent and the Lenders extend the current Termination Date by one year by executing and delivering to the Agent at least 30 days but not more than 120 days prior to the current Termination Date, a written request for such extension. The Agent shall forward to each Lender a copy of any such request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year: (a) no Default or Event of Default shall exist as of the date of the current Termination Date or would exist immediately after giving effect to the requested extension; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party would be true and correct immediately after giving effect to the requested extension of the Termination Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) the Borrower shall have paid the Fees payable under Section 3.6.(d). The Termination Date may only be extended one time pursuant to this Section.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Sections 3.2. and 3.3., the Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time from any special or general deposit account of the Borrower with the Agent (with notice to the Borrower). The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of the Agent’s receipt thereof. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a), 2.2.(e) and 2.3.(e) shall be made from the Lenders, each payment of the Fees under Section 3.6.(a), the first sentence of Section 3.6.(b) and Sections 3.6.(c) and (d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.11. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be pro rata in accordance with their respective Commitments; and (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.2., shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.2.(e)).

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.4. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

(a)               Borrowings and Conversions. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, in any case, the aggregate amount of the unused Commitments). Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)               Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).

(c)               Reductions of Commitments. Each reduction of the Commitments under Section 2.11. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.

(d)               Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $500,000.

Section 3.6. Fees.

(a)               Facility Fees. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee equal to the average daily amount of the Commitment of such Lender (whether or not utilized) times the Facility Fee for the period from and including the Agreement Date to but excluding the date such Lender’s Commitment is terminated or reduced to zero or the Termination Date, such fee to be paid in arrears on (i) the last Business Day of March, June, September and December in each year, (ii) the date of each reduction in the Commitments (but only on the amount of the reduction) and (iii) on the Termination Date.

(b)               Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, a fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (A) to and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in the immediately preceding two sentences shall be nonrefundable and payable in arrears (i) on the last Business Day of March, June, September and December in each year, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Agent. The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c)               Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

(d)               Extension Fees. If, pursuant to Section 2.15., the Termination Date is extended, the Borrower agrees to pay to the Agent for the account of each Lender an extension fee equal to 0.20% of each such Lender’s Commitment at the time of such extension. Payment of such fees shall be a condition precedent to the effectiveness of any such extension.

Section 3.7. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a)(i) and (ii) and in Section 2.2.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11. Defaulting Lenders.

(a)               Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b)               Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (except as expressly provided in this subsection (b)). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5.(d), shall pay to the Agent an assignment fee in the amount of $7,000. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12. Taxes.

(a)               Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges to the extent imposed as a result of the failure of the Agent or a Lender, as applicable, to provide and keep current (to the extent legally able) any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes fees, duties, levies, imposts, charges, deductions, withholdings or other charges or required by the immediately following subsection (c) to be furnished by the Agent or such Lender, as applicable (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)                pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)               promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii)              pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b)               Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)               Tax Forms. Prior to the date that any Foreign Lender becomes a party hereto or the date that any Participant organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia acquires a participation in a Lender’s rights and/or obligations under this Agreement, such Foreign Lender or Participant shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Foreign Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States

Federal withholding tax imposed under the Internal Revenue Code. Each such Foreign Lender and Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Foreign Lender, any such Participant or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Foreign Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Foreign Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent or the Borrower may withhold from any payments to be made to such Foreign Lender, or the Lender (the “Selling Lender”) who sold the participating interest to such Participant, under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender (including a Selling Lender), such Lender shall indemnify the Agent and the Borrower therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and the Borrower. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a)               Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)               Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6. shall apply).

(c)               Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

(d)               Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that notwithstanding the foregoing provisions of this Section, the Agent or a Lender, as the case may be, shall not be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that the Agent or such Lender, as applicable, first notifies the Borrower in writing thereof or for any amounts resulting from a change by any Lender of its Lending Office (other than changes required by Applicable Law). The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory

Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

(a)               the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

(b)               the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

(a)               any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)               any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or (ii) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, whereupon the Commitment of the Affected Lender shall be terminated and the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12. or 4.1.

Section 4.6. Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a)               to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)               all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.7. Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a)               The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)	Counterparts of this Agreement executed by each of the parties hereto;

(ii)               Revolving Notes executed by the Borrower, payable to each Lender and complying with the applicable provisions of Section 2.10., and the Swingline Note executed by the Borrower;

(iii)              The Guaranty executed by each Guarantor existing as of the Effective Date;

(iv)              An opinion of Sullivan & Worcester LLP, counsel to the Loan Parties, and an opinion of Venable LLP, special Maryland counsel to the Loan Parties, in each case addressed to the Agent and the Lenders and covering such matters as are customary for financings of the type contemplated by the Loan Documents and such other matters as the Agent may reasonably request;

(v)               The declaration of trust of the Borrower certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

(vi)              A good standing certificate with respect to the Borrower issued as of a recent date by the Department of Assessments and Taxation of the State of Maryland and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have, in each instance, a Material Adverse Effect;

(vii)             A certificate of incumbency signed by the Secretary or Assistant Secretary of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party and the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(viii)            Copies, certified by the Secretary or Assistant Secretary of the Borrower, of all corporate (or comparable) action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;

(ix)              The Governing Documents of each Guarantor certified as of a recent date by the Secretary of State of the State of formation of such Guarantor;

(x)               A certificate of good standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by the Secretary of State of the State of formation of each such Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Guarantor is required to be so qualified and where the failure to be so qualified could reasonably be expected to have, in each instance, a Material Adverse Effect;

(xi)              A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Guarantor authorized to execute and deliver the Loan Documents to which such Guarantor is a party;

(xii)             Copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of (i) the by-laws of such Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xiii)            A copy of (x) all Leases, all Ancillary Agreements, the Advisory Agreement, and each other Material Contract, in each case certified as true, correct and complete by the chief operating officer or chief financial officer of the Borrower, and (y) a Lease Abstract with respect to each Lease for the Unencumbered Senior Housing Assets;

(xiv)            The Fees then due and payable under Section 3.6., and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date;

(xv)             A Compliance Certificate calculated on a pro forma basis as of June 30, 2005;

(xvi)            Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b)	In the good faith judgment of the Agent and the Lenders:

(i)                There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)               No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the

Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)              The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv)              There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans and of the Agent to issue Letters of Credit are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing or Notice of Swingline Borrowing, as the case may be. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit is issued that all conditions to the occurrence of such Credit Event contained in this Article V. have been satisfied.

Section 5.3. Conditions as Covenants.

If the Lenders make any Loans, or the Agent issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 5.1. and 5.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. The Agent will notify each Lender when the Agent has determined for itself that the Borrower has satisfied such conditions.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

(a)               Organization; Power; Qualification. Each of the Borrower and its Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

(b)               Ownership Structure. As of the Agreement Date Part I of Schedule 6.1.(b) is a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary, an Excluded Subsidiary and/or an Unleveraged Non-Domestic Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)               Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.

(d)               Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(e)               Compliance with Law; Governmental Approvals. The Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to the Borrower, a Subsidiary or such other Loan Party except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect.

(f)                Title to Properties; Liens; Title Insurance. As of the Agreement Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens. As to all or substantially all of the Senior Housing Assets, the Borrower or a Subsidiary is the named insured under a policy of title insurance issued by a title insurer licensed to do business in the jurisdiction where such Senior Housing Asset is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related Senior Housing Asset; (ii) exceptions to title do not include any Liens, except for Permitted Liens and Liens that have been released prior to the Effective Date; (iii) no claims are pending that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and (iv) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Except for Permitted Liens, neither

Borrower nor any Subsidiary has knowledge of any defect in title that could, individually or in the aggregate, have a Material Adverse Effect.

(g)               Existing Indebtedness. Schedule 6.1.(g) is, as of June 30, 2005, a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries, including without limitation, Guarantees of the Borrower and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. During the period from such date to the Agreement Date, neither the Borrower nor any Subsidiary incurred any material Indebtedness except as set forth on such Schedule. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

(h)               Material Contracts and Leases and Ancillary Agreements. Schedule 6.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts, Leases and Ancillary Agreements. No event or condition exists which with the giving of notice, the lapse of time, or both, would permit any party to any Material Contract to terminate such Material Contract by reason of the failure of the Borrower, a Subsidiary of the Borrower or a Loan Party to comply with the terms thereof. All Lease Abstracts provided by the Borrower to the Agent accurately summarize the relevant provisions of the Leases required to be described therein, and such Lease Abstracts are correct in all material respects.

(i)                Litigation. Except as set forth on Schedule 6.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(j)                Taxes. All federal, state and other tax returns of the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)               Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2004, and the related audited consolidated statements of income, shareholders’ equity and cash flow for the fiscal year ending on such date, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending March 31, 2005, and the related consolidated statements of income, and cash flow for the fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1.(k).

(l)                No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole. Each of the Borrower, its Subsidiaries and the other Loan Parties is Solvent.

(m)              ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)               Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)               Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)               Environmental Laws. Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(q)               Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)                Margin Stock. Neither the Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)               Affiliate Transactions. Except as permitted by Section 9.10., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

(t)                Intellectual Property. Each of the Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person, except for such Intellectual Property, the absence of which, and for conflicts which, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each such Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower or any Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(u)               Business. As of the Agreement Date, the Borrower and its Subsidiaries are engaged primarily in the business of the acquisition, financing (including mortgage financing), and ownership of Senior Housing Assets and other businesses activities incidental thereto.

(v)               Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(w)              Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date.

(x)               REIT Status. The Borrower qualifies, and has since 1999 qualified, as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(y)               Unencumbered Assets. As of the Agreement Date, Schedule 6.1.(y) is a correct and complete list of all Unencumbered Senior Housing Assets and Unencumbered Mortgage Notes. Each of the Properties and promissory notes included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definition of an Unencumbered Senior Housing Asset and Unencumbered Mortgage Note, as applicable.

(z)               Insurance. All Leases require the Lessees thereunder to maintain with respect to the Senior Housing Assets commercially reasonable insurance with financially sound and reputable insurance companies. As of the Agreement Date, neither the Borrower nor any Subsidiary has received notice that any such insurance has been cancelled, nonrenewed, or impaired in any way.

(aa)             Foreign Assets Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Borrower shall preserve and maintain, and cause each Subsidiary and each other Loan Party to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall comply, and cause each Subsidiary and each other Loan Party to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all material terms and conditions of all Material Contracts to which it is a party.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Borrower shall at all times carry on, and cause its Subsidiaries and the other Loan Parties to carry on, its respective businesses as described in Section 6.1.(u).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies, and from time to time deliver to the Agent or any Lender upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge, or cause to be paid and discharged, when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7. Visits and Inspections.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower and any Subsidiary or any other Loan Party with its accountants.

Section 7.8. Use of Proceeds; Letters of Credit.

The Borrower shall use the proceeds of all Loans and all Letters of Credit for general business purposes only. The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, use any part of such proceeds or Letters of Credit (a) to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply, or cause to be complied, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent and each Lender with a copy of such notice within 30 days after the receipt thereof by the Borrower, any Subsidiary or any other Loan Party. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take, or cause to be taken, promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10. Books and Records.

The Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. New Subsidiaries/Guarantors.

(a)               Requirement to Become Guarantor. Within 30 days of any Person (other than an Excluded Subsidiary or an Unleveraged Non-Domestic Subsidiary) becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (a) an Accession Agreement executed by such Material Subsidiary and (b) the items with respect to such Material Subsidiary that would have been delivered under Sections 5.1.(a)(iv) and (ix) through (xii) if such Material Subsidiary had been one on the Effective Date; provided, however, promptly (and in any event within 5 Business Days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from delivering an Accession Agreement pursuant to this Section or any Unleveraged Non-Domestic Subsidiary ceasing to qualify as such, such Subsidiary shall comply with the provisions of this Section. Upon the request of a Lender, the Agent shall send to such Lender copies of each of the foregoing items.

(b)               Other Guarantors. The Borrower may, at its option, cause any Subsidiary that is not otherwise required to be a Guarantor hereunder to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a); provided, however, the Borrower need not provide a legal opinion with respect to any such Guarantor.

(c)               Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms of the Guaranty), a Guarantor from the Guaranty so long as: (i) such Guarantor meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or “Unleveraged Non-Domestic Subsidiary” or has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the Agent shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.

The Borrower shall at all times maintain its status as a REIT.

Section 7.14. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the close of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Together with such financial statements, the Borrower shall deliver a report, in form and detail satisfactory to the Agent, setting forth (a) a statement of Funds From Operations for the fiscal quarter then ending; (b) a listing of capital expenditures made by the Borrower or any Subsidiary during the fiscal quarter then ended; and (c) a listing of all Senior Housing Assets acquired during such fiscal quarter, including their minimum rent, net operating income, cost and related mortgage debt, if any.

Section 8.2. Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing, whose certificate shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement. Together with such financial statements, the Borrower shall deliver a report, in form and detail reasonably satisfactory to the Agent, setting forth (a) a statement of Funds From Operations for the fiscal year then ending; (b) a listing of capital expenditures made by the Borrower or any Subsidiary during such fiscal year; and (c) a listing of all Senior Housing Assets acquired during such fiscal year, including their minimum rent, net operating income, cost and related mortgage debt, if any.

Section 8.3. Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and within 10 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 9.1. through 9.3. and 9.6., and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. With each Compliance Certificate, Borrower shall also deliver a certificate (an “Unencumbered Senior Housing Asset Certificate”) executed by the chief financial officer of the Borrower that: (i) sets forth a list of all Unencumbered Senior Housing Assets and Unencumbered Mortgage Notes; and (ii) certifies that all Unencumbered Senior Housing Assets and Unencumbered Mortgage Notes so listed fully qualify as such under the applicable criteria for inclusion as a Unencumbered Senior Housing Asset or Unencumbered Mortgage Note.

Section 8.4. Other Information.

(a)               Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Trustees by its independent public accountants;

(b)               Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)               Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d)               ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)               Litigation. To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(f)                Modification of Governing Documents. A copy of any amendment to a Governing Document of the Borrower or any other Loan Party promptly upon, and in any event within 15 Business Days of, the Agent’s request;

(g)               Change of Management or Financial Condition. Prompt notice of any change in the senior management of the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have Material Adverse Effect;

(h)               Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any Material Contract, or any Lease or Ancillary Agreement relating to any Unencumbered Senior Housing Asset, to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i)                Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets;

(j)                Notice of Violations of Law. Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(k)               Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(l)                Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;

(m)              Material Contracts. Promptly upon the giving or receipt thereof by the Borrower or any Subsidiary, a copy of any notice alleging that any party to any Material Contract, Unencumbered Mortgage Note, or any Lease or Ancillary Agreement relating to an Unencumbered Senior Housing Asset, is in default of its obligations thereunder;

(n)               Financial Information Regarding Lessees and Mortgagors. If requested by the Agent and available to the Borrower or any Subsidiary on a nonconfidential basis, the Borrower shall deliver to the Agent the same reports and information with respect to each mortgagor under any Unencumbered Mortgage Note and with respect to each Lessee as is required by

Sections 8.1. and 8.2. with respect to the Borrower, except that: (i) every reference to the Borrower and its Subsidiaries shall be deemed to refer to such material mortgagor or Lessee; and (ii) the time periods within which the Borrower shall deliver such reports as to material mortgagors and Lessees shall each be 30 days longer than the time periods set forth in Sections 8.1. and 8.2.;

(o)               Additions to Unencumbered Senior Housing Assets. In order to add any Senior Housing Asset or Senior Housing Asset Pool to Unencumbered Senior Housing Assets or add any promissory note to Unencumbered Mortgage Notes, the Borrower must deliver to the Agent an Unencumbered Senior Housing Asset Certificate reflecting such addition, together with a statement of: (i)  the acquisition cost of such Senior Housing Asset, Senior Housing Asset Pool, or promissory note; and (ii)  the same information that the Borrower would be required to include in a Compliance Certificate. The Borrower shall provide the Agent with Due Diligence Reports for any Senior Housing Asset or Senior Housing Asset Pool added to Unencumbered Senior Housing Assets within 20 days of its delivery to the Agent of the Unencumbered Senior Housing Asset Certificate that added such Senior Housing Asset or Senior Housing Asset Pool to Unencumbered Senior Housing Assets;

(p)               Removals from Unencumbered Assets. Within 10 Business Days after any Loan Party’s disposition of any Unencumbered Senior Housing Asset or Unencumbered Mortgage Note, or after any Unencumbered Senior Housing Asset or Unencumbered Mortgage Note ceases to qualify as such, the Borrower shall deliver to the Agent an Unencumbered Senior Housing Asset Certificate reflecting such removal or disqualification, together with a statement of: (i) the identity of the Unencumbered Senior Housing Asset or Unencumbered Mortgage Note being disposed of or disqualified, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Senior Housing Asset or Unencumbered Mortgage Note. The Borrower also may voluntarily remove any Senior Housing Asset or Senior Housing Asset Pool from Unencumbered Senior Housing Assets or any promissory note from Unencumbered Mortgage Notes by delivering to the Agent an Unencumbered Senior Housing Asset Certificate reflecting such removal, together with a statement (a) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, and (b) of (i) the identity of the Unencumbered Senior Housing Asset or Unencumbered Mortgage Note being removed, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Senior Housing Asset or Unencumbered Mortgage Note;

(q)               Regulatory Matters. To the extent the Borrower or any Subsidiary is aware of the same and only if the same could reasonably be expected to have a Material Adverse Effect, prompt notice of the commencement of any proceeding or investigation of a Lessee, any Unencumbered Senior Housing Asset or any Senior Housing Asset securing an Unencumbered Mortgage Note, by or before any Governmental Authority (including, without limitation, the United States Health Care Financing Administration, the United States Department of Health and Human Services, the United States Occupational Safety and Health Administration, or any other federal, state or local agency responsible for health and safety matters) or any accreditation body regarding alleged non-compliance with (i) Medicare, Medicaid or any other federal, state or local hear care program or (ii) federal, state or local health care licensing requirements;

(r)                Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(s)               Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request; provided that neither the Borrower nor any Subsidiary shall have any obligation to disclose to the Agent or any Lender any document, record, or other information that constitutes individually identifiable health care information the privacy or confidentiality of which is protected or the disclosure of which is prohibited by the Health Insurance Portability and Accountability Act of 1996, or regulations adopted thereunder, as either may be amended, or by any other federal or state law that protects the privacy or confidentiality of or prohibits the disclosure of such information.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

The Borrower shall not permit:

(a)               Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.55 to 1.00 at any time.

(b)               Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.0 at any time.

(c)               Secured Indebtedness. The ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries to (ii) Total Asset Value, to be greater than 0.25 to 1.00 at any time.

(d)               Unencumbered Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Borrower and its Subsidiaries, to be less than 1.80 to 1.0 at any time.

(e)               Unencumbered Interest Coverage Ratio. The ratio of (i) Unencumbered NOI to (ii) Unsecured Debt Service for the Borrower’s fiscal quarter most recently ending, to be less than 2.00 to 1.00 at any time.

(f)                Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $900,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary (other than Equity Issuances to the Borrower or any Subsidiary) after the Agreement Date.

(g)               Floating Rate Debt. The aggregate principal amount of all outstanding Floating Rate Debt to exceed, at any time, the greater of (i) 25% of Total Asset Value and (ii) the aggregate amount of the Commitments.

(h)               Total Assets Owned by Borrower and Guarantors. The amount of Total Asset Value directly owned by the Borrower and the Guarantors to be less than 95.0% of Total Asset Value (excluding the amount of Total Asset Value, if any, then attributable to Excluded Subsidiaries and Unleveraged Non-Domestic Subsidiaries).

Section 9.2. Indebtedness.

The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, create, incur, assume, or permit or suffer to exist, any Indebtedness other than the following:

(a)	the Obligations;

(b)	Indebtedness set forth on Schedule 6.1.(g);

(c)               intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower, each Guarantor and each Unleveraged Non-Domestic Subsidiary in respect of such intercompany Indebtedness shall be subordinate to the Obligations; and

(d)               any other Indebtedness of a type not described above in this Section and created, incurred or assumed after the Agreement Date so long as immediately prior to the creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.3. Certain Permitted Investments.

The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, make any Investment in or otherwise own or hold the following items which would cause the aggregate value of such holdings of the Borrower and such Subsidiaries (without duplication) to exceed 25.0% of Total Asset Value at any time:

(a)               Investments in Persons which are not Subsidiaries (other than Mortgage Notes);

(b)               Assets Under Development, measured by the aggregate Construction Budget for all such Assets Under Development. For purposes of this subsection, (i) “Construction Budget” means the fully-budgeted costs for the acquisition and construction of a given piece of real property (including without limitation, the cost of acquiring such piece of real property, reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs) as reasonably determined by the Borrower in good faith and (ii) real property under construction to be (but not yet) acquired by the Borrower or a Subsidiary upon completion of construction pursuant to a contract in which the seller of such real property is required to complete construction prior to, and as a condition precedent to, such acquisition, shall be subject to this subsection; and

(c)               Real property leased by the Borrower or any Subsidiary as lessee pursuant to a ground lease, including any Ground Lease (other than any Ground Lease having a remaining term of at least 50 years (taking into account extensions which may be effected by the lessee without the consent of the lessor)).

Section 9.4. Investments Generally.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)               Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);

(b)               Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary and is not an Excluded Subsidiary and not an Unleveraged Non-Domestic Subsidiary, the terms and conditions set forth in Section 7.12. are satisfied;

(c)	Investments permitted under Section 9.3.;

(d)	Investments in Cash Equivalents;

(e)               intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.2.;

(f)                loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g)               any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of Section 7.4.

Section 9.5. Liens; Negative Pledges; Other Matters.

(a)               The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.;

(b)               The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.2.; (ii) which Indebtedness is secured by a Lien permitted to exist and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into;

(c)               The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary.

Section 9.6. Restricted Payments.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, declare or make any Restricted Payment; provided, however, that:

(a)               the Borrower may (x) declare and make cash distributions to its common shareholders during any fiscal year in an aggregate amount not to exceed the greater of (i) the sum of (x) 95.0% of Funds From Operations of the Borrower for such period plus (y) 25.0% of the cash Net Proceeds of Equity Issuances effected by the Borrower or any Subsidiary during such period (other than Equity Issuances to the Borrower or any Subsidiary), or (ii)  the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. and (y) declare and make Preferred Dividends;

(b)               the Borrower may declare and make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code; and

(c)               Subsidiaries may declare and pay Restricted Payments to the Borrower or any other Subsidiary.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default shall exist, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any Subsidiary.

Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)               any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b)               the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)               a Person may merge with and into the Borrower so long as (i) the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and (iii) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower); and

(d)               the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.

Section 9.8. Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 9.9. Modifications to Advisory Agreement and Other Material Contracts.

The Borrower shall not default in any material respect in the performance of any of its obligations under the Advisory Agreement or permit the Advisory Agreement to be canceled or terminated prior to its stated maturity. The Borrower shall not enter into any material amendment, modification or waiver of or with respect to any of the terms of the Advisory Agreement, except for extensions thereof. With respect to Material Contracts other than the Advisory Agreement, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any such Material Contract which could reasonably be expected to have a Material Adverse Effect. With respect to any Lease or Ancillary Agreement relating to any Unencumbered Senior Housing Asset, the Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any such agreement if (a) such amendment or modification could reasonably be expected to have a Material Adverse Effect or (b) after giving pro forma effect to such amendment or modification, a Default or Event of Default could reasonably be expected to occur, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1. In connection with any amendment or modification to any Lease or Ancillary Agreement relating to any Unencumbered Senior Housing Asset, the Borrower shall deliver to the Agent, within 10 Business Days’ of the Agent’s request, a Compliance Certificate calculated on a pro forma basis giving effect to such amendment or modification.

Section 9.10. Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.11. ERISA Exemptions.

The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)               Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b)               Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)               Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(h) or in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(d)               Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)	Indebtedness Cross-Default.

(i)                The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount greater than or equal to (A) $25,000,000 in the case of Indebtedness that is not Nonrecourse Indebtedness or (B) $75,000,000 in the case of Indebtedness that is Nonrecourse Indebtedness (all such Indebtedness being “Material Indebtedness”); or

(ii)               (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)              Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

(f)                Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any Subsidiary (other than (x) a Guarantor or Unleveraged Non-Domestic Subsidiary that, together with all other Guarantors and Unleveraged Non-Domestic Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000 of Total Asset Value, or (y) a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $50,000,000 of Total Asset Value) shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)               Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Subsidiary (other than (x) a Guarantor or Unleveraged Non-Domestic Subsidiary that, together with all other Guarantors and Unleveraged Non-Domestic Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000 of Total Asset Value, or (y) a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $50,000,000 of Total Asset Value) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)               Litigation; Enforceability. The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)                Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations, exceeds, individually or together with all other such outstanding judgments or orders entered against (1) the Borrower, any Guarantor or any Unleveraged Non-Domestic Subsidiary, $25,000,000, or (2) any other Subsidiaries, $50,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)                Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, (1) for the Borrower, any Guarantor or any Unleveraged Non-Domestic Subsidiary, $25,000,000, or (2) for any other Subsidiaries, $50,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)               ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.

(l)                Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m)	Change of Control.

(i)                any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 15% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii)               during any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Borrower then in office; or

(iii)              RMR shall cease for any reason to act as the sole investment advisor to the Borrower.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)	Acceleration; Termination of Facilities.

(i)                Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments, the obligation of the Lenders to make Loans and the obligation of the Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)               Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder.

(b)               Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)               Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)               Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Remedies Upon Default.

Upon the occurrence of a Default specified in Sections 10.1.(f) or 10.1.(g), the Commitments shall immediately and automatically terminate.

Section 10.4. Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)               amounts due to the Agent and the Lenders in respect of fees and expenses due under Section 12.2.;

(b)	payments of interest on Swingline Loans;

(c)               payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(d)	payments of principal of Swingline Loans;

(e)               payments of principal of all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(f)                amounts to be deposited into the Collateral Account in respect of Letters of Credit;

(g)               amounts due the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

(h)               payments of all other amounts due and owing by the Borrower under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(i)                any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.5. Collateral Account.

(a)               As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.12.

(b)               Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)               If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)               If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 10.4.

(e)               So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time.

(f)                The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 10.6. Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1. Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this

Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts reasonably selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Wachovia as Lender.

Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity. Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the reasonable advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to full or partial indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders to the extent that it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Agent) upon 30 days’ written prior notice to the Agent. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and each of their respective affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9. Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligations hereunder, including, without limitation, for servicing enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Sole Lead Arranger”, “Sole Book Runner”, “Co-Syndication Agent” and “Co-Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Senior Housing Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attention: John R. Hoadley

Telecopy Number:	(617) 796-8370
Telephone Number:	(617) 796-8124

If to the Agent:

Wachovia Bank, National Association

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attn: David M. Blackman

Telecopier:	(704) 383-6205
Telephone:	(704) 374-6272

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.

Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding and (e) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured. Promptly following any such set-off the Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.4. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.

(a)               EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)               EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE

AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)               THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.

(a)               Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and the Lenders and of their respective affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders. Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning

Lender subject to each such assignment shall not be less than $5,000,000, unless each of the Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)              Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender or an affiliate of a Lender; and

(B)              the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment.

(iv)              Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in the form customarily required by the Agent.

(v)               No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)              No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of the Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)               Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)               Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) a Participant may not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries, and so long as no Default or Event of Default exists, must be a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (other than). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in the second sentence of Section 12.6. that adversely affects such Participant. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12., 4.1., 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender. Upon request from the Agent, a Lender shall notify the Agent and the Borrower of the sale of any participation hereunder.

(e)               Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.12. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Agent, to comply with Section 3.12.(c) as though it were a Lender.

(f)                Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)               No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following: (i) increase the Commitments of the Lenders (except as contemplated by Section 2.14.) or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date; (v) change the Commitment Percentages (except as a result of any increase in the aggregate amount of the Commitments contemplated by Section 2.14., 3.11.(b) or 4.5.) or amend or otherwise modify the provisions of Section 3.2.; (vi) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; (vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12.(c)) or modify the definition of the term “Unleveraged Non-Domestic Subsidiary” or (viii) amend or otherwise modify the provisions of Section 2.13. Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.2. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7. Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8. Confidentiality.

Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Agent, each Lender and their affiliates may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent, such Lender or such affiliate or in accordance with the regulatory compliance policy of the Agent, such Lender or such affiliate.

Section 12.9. Indemnification.

(a)               The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) to the extent that such acts or omissions constitute gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

(b)               The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such

Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)               This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)               All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)               An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)                If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)               The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders nor the Swingline Lender is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.15. Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.16. Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17. Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 12.18. LIABILITY OF TRUSTEES, ETC.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING THE BORROWER, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME “SENIOR HOUSING PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE BORROWER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE BORROWER. ALL PERSONS DEALING WITH THE BORROWER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE BORROWER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY OTHER THAN THE BORROWER.

Section 12.19. Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with such Act.

Section 12.20.  NO NOVATION.

THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

SENIOR HOUSING PROPERTIES TRUST

By: /s/ John R. Hoadley

Name: John R. Hoadley

Title: Treasurer

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, as a Lender and as Swingline Lender

By: /s/ David M. Blackman

Name: David M. Blackman

Title: Managing Director

Commitment Amount:

$75,000,000.00

Lending Office (all Types of Loans):

Wachovia Bank, National Association

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attn: David M. Blackman

Telecopier:	(704) 383-6205
Telephone:	(704) 374-6272

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

CITIZENS BANK OF MASSACHUSETTS

By: /s/ Daniel R. Ouellette

Name: Daniel R. Ouellette

Title: SVP

Commitment Amount:

$55,000,000.00

Lending Office (all Types of Loans):

Citizens Bank of Massachusetts

28 State Street

Boston, Massachusetts 02109

Attn: Daniel Ouellette

Telephone:	(617) 725-5602
Telecopy:	(617) 725-5695

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

ING REAL ESTATE FINANCE (USA) LLC

By: /s/ Christopher S. Godlewski

Name: Christopher S. Godlewski
Title: Vice President

Commitment Amount:

$55,000,000.00

Lending Office (all Types of Loans):

ING Real Estate Finance (USA) LLC

230 Park Avenue, 12th Floor

New York, New York 10169

Attn: Christopher S. Godlewski

Telephone:	(212) 883-2759
Telecopy:	(212) 883-2858

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

CALYON NEW YORK BRANCH

By: /s/ David Bowers

Name: David Bowers
Title: Director

By: /s/ Linda D. Tulloch

Name: Linda D. Tulloch

Title: Director

Commitment Amount:

$45,000,000.00

Lending Office (all Types of Loans):

Calyon New York Branch

1301 Avenue of the Americas

New York, New York 10019

Attn: Lodging Group – David Bowers

Telephone:	(212) 261-7831
Telecopy:	(212) 261-7532

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

ROYAL BANK OF CANADA

By: /s/ Gordon C. MacArthur

Name: Gordon C. MacArthur
Title: Authorized Signatory

Commitment Amount:

$45,000,000.00

Lending Office (all Types of Loans):

Royal Bank of Canada

One Liberty Plaza, 3rd Floor

165 Broadway

New York, New York 10006-1404

Attn: Manager, Loans Administration

Telephone:	(212) 428-6212
Telecopy:	(212) 428-2372

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

BANK OF MONTREAL

By: /s/ Aaron Lanski

Name: Aaron Lanski

Title: Vice President

Commitment Amount:

$35,000,000.00

Lending Office (all Types of Loans):

Bank of Montreal

111 W. Monroe, 10W

Chicago, Illinois 60603

Attn: Eduardo Mendoza

Telephone:	(312) 461-7521
Telecopy:	(312) 293-5852

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

TD BANKNORTH, N.A.

By: /s/ Peter M. Brockelman

Name: Peter M. Brockelman

Title: Senior Vice President

Commitment Amount:

$35,000,000.00

Lending Office (all Types of Loans):

TD Banknorth, N.A.

370 Main Street

Worcester, Massachusetts 01608

Attn: Peter Brockelman

Telephone:	(508) 368-6547
Telecopy:	(508) 368-6522

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

UBS LOAN FINANCE LLC

By: /s/ Wilfred V. Saint

Name: Wilfred V. Saint

Title: Director, Banking Products Services, US

By: /s/ Sailoz Sikka

Name: Sailoz Sikka

Title: Associate Director, Banking Products Services, US

Commitment Amount:

$35,000,000.00

Lending Office (all Types of Loans):

UBS Loan Finance LLC

677 Washington Boulevard, 6th Floor

Stamford, Connecticut 06901

Attn: Deborah Porter

Telephone:	(203) 719-6391
Telecopy:	(203) 719-3888

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

ALLIED IRISH BANKS, P.L.C.

By: /s/ Brian Deegan

Name: Brian Deegan

Title: Assistant Vice President

By: /s/ Gale Potyordy

Name: Gale Potyordy

Title: Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

Allied Irish Banks, p.l.c.

c/o AIB Corporate Operations

2nd Floor, Iona House, Shelbourne Road

Ballsbridge, Dublin 4, Ireland

Attn: Patricia Doran / Nessa Brownen

Telephone:	+353 1 641 6648
Telecopy:	+353 1 608 9795

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

EMIGRANT SAVINGS BANK

By: /s/ Patricia Goldstein

Name: Patricia Goldstein

Title: Senior Executive Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

Emigrant Savings Bank

335 Madison Avenue

New York, New York 10017

Attn: Patricia Goldstein

Telephone:	(212) 350-2330
Telecopy:	(212) 350-2371

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ William M. Ginn

Name: William M. Ginn

Title: General Manager

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, New York 10172

Attn: Charles J. Sullivan

Telephone:	(212) 224-4178
Telecopy:	(212) 224-4887

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Frederick G. Bright

Name: Frederick G. Bright

Title: Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

Wells Fargo Bank, National Association

101 Federal Street, 28th Floor

Boston, Massachusetts 02110

Attn: Frederick G. Bright

Telephone:	(617) 574-6310
Telecopy:	(617) 261-1604

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

THE INTERNATIONAL COMMERCIAL BANK OF CHINA – NEW YORK AGENCY

By: /s/ Nae-Yee Lung

Name: Nae-Yee Lung

Title: EVP & General Manager

Commitment Amount:

$15,000,000.00

Lending Office (all Types of Loans):

The International Commercial Bank of China –

New York Agency

65 Liberty Street

New York, New York 10005

Attn: Louis Chang

Telephone:	(212) 815-9168
Telecopy:	(212) 766-5006

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

CHEVY CHASE BANK, FSB

By: /s/ Ronald W. Huffman

Name: Ronald W. Huffman

Title: Vice President

Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

Chevy Chase Bank, FSB

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Attn: Ronald W. Huffman

Telephone:	(240) 497-7767
Telecopy:	(240) 497-7714

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

CHINATRUST COMMERCIAL BANK

By: /s/ Eric Kan

Name: Eric Kan

Title: General Manager

Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

ChinaTrust Commercial Bank

366 Madison Avenue, 3rd Floor

New York, New York 10017

Attn: Laurence Chui

Telephone:	(212) 457-8911
Telecopy:	(212) 949-4774

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

COMERICA BANK

By: /s/ Jessica L. Kempf

Name: Jessica L. Kempf

Title: Vice President

Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

Comerica Bank

500 Woodward Avenue, 7th Floor

Detroit, Michigan 48226-3256

Attn: Jessica Kempf

Telephone:	(313) 222-6140
Telecopy:	(313) 222-9295

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

MERRILL LYNCH CAPITAL CORPORATION

By: /s/ John C. Rowland

Name: John C. Rowland

Title: Vice President

Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

Merrill Lynch & Co.

4 World Financial Center, 23th Floor

New York, New York 10080

Attn: John Rowland

Telephone:	(212) 449-1351
Telecopy:	(212) 738-1186

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

SOCIÉTÉ GÉNÉRALE

By: /s/ Jerry Parisi

Name: Jerry Parisi

Title: Managing Director

Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

Société Générale

1221 Avenue of the Americas

New York, New York 10020

Attn: Jerry Parisi

Telephone:	(212) 278-5448
Telecopy:	(212) 278-7614

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

July 29, 2005 with Senior Housing Properties Trust]

CHIAO TUNG BANK CO., LTD. NEW YORK AGENCY

By: /s/ Kuang-Hua Wei

Name: Kuang-Hua Wei

Title: SVP & General Manager

Commitment Amount:

$5,000,000.00

Lending Office (all Types of Loans):

Chiao Tung Bank, Co., Ltd. New York Agency

One World Financial Center

200 Liberty Street

New York, New York 10281

Attn: Anne Lu

Telephone:	(212) 285-2666
Telecopy:	(212) 285-2922

SCHEDULE 1.1.(a)

Pricing Tables

Table I -- Investment Grade Pricing

Level	Borrower’s Credit Rating (S&P/Moody’s (other))	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Facility Fee
1	Higher than BBB+/Baa1 (or equivalent)	0.60%	0.0%	0.15%
2	BBB+/Baa1 (or equivalent)	0.70%	0.0%	0.20%
3	BBB/Baa2 (or equivalent)	0.80%	0.0%	0.20%
4	BBB-/Baa3 (or equivalent)	0.90%	0.0%	0.20%

Table II -- Non-Investment Grade Pricing

Level	Ratio of Total Indebtedness to Total Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Facility Fee
1	< 0.40	1.00%	0.0%	0.25%
2	> 0.40 but < 0.50	1.15%	0.0%	0.25%
3	> 0.50	1.30%	0.15%	0.25%

SCHEDULE 1.1.(d)

List of All Loan Parties and Jurisdiction of Formation

Borrower

Senior Housing Properties Trust

Guarantors

Name	State of Formation
CCC Alpha Investments Trust	Maryland
CCC Delaware Trust	Maryland
CCC Financing I Trust	Maryland
CCC Financing Limited, L.P.	Delaware
CCC Investments I, L.L.C.	Delaware
CCC Leisure Park Corporation	Delaware
CCC Ohio Healthcare Trust	Maryland
CCC Pueblo Norte Trust	Maryland
CCC Retirement Communities II, L.P.	Delaware
CCC Retirement Partners Trust	Maryland
CCC Retirement Trust	Maryland
CCC Senior Living Corporation	Delaware
CCCP Senior Living LLC	Delaware
CCDE Senior Living LLC	Delaware
CCFL Senior Living LLC	Delaware
CCOP Senior Living LLC	Delaware
CCSL Senior Living LLC	Delaware
Crestline Ventures LLC	Delaware
CSL Group, Inc.	Indiana
Ellicott City Land I LLC	Delaware
Ellicott City Land II LLC	Delaware
HRES1 Properties Trust	Maryland
HRES2 Properties Trust	Maryland
LTJ Senior Communities LLC	Delaware
MSD Pool 1 LLC	Maryland
MSD Pool 2 LLC	Maryland
Panther GenPar Trust	Maryland
Panther Holdings Level I, L.P.	Delaware
SHOPCO-SD, LLC	Delaware
SNH ALT Leased Properties Trust	Maryland
SNH/CSL Properties Trust	Maryland

SNH CHS Properties Trust	Maryland
SNH/LTA Properties GA LLC	Maryland
SNH/LTA Properties Trust	Maryland
SNH NS Properties Trust	Maryland
SNH Knight Properties Trust	Maryland
SPTGEN Properties Trust	Maryland
SPTIHS Properties Trust	Maryland
SPT-Michigan Trust	Maryland
SPTMISC Properties Trust	Maryland
SPTMNR Properties Trust	Maryland
SPTMRT Properties Trust	Maryland
SPTSUN II Properties Trust	Maryland

The following schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

SCHEDULE 1.1.(b)	Acquired Property Lien Documents
SCHEDULE 1.1.(c)	Existing Ground Leases
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Material Contracts
SCHEDULE 6.1.(i)	Litigation
SCHEDULE 6.1.(k)	Financial Statements
SCHEDULE 6.1.(y)	List of Unencumbered Assets

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of ___________, 200_ (the “Agreement”) by and among _________________________ (the “Assignor”), _________________________ (the “Assignee”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Assignment.

(a)        Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of ____________, 200_ (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $__________ interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Commitment and all of the other rights and obligations of the Assignor under the Credit Agreement, such Assignor’s Revolving Note and the other Loan Documents (representing ______% in respect of the aggregate amount of all Lenders’ Commitments), including without limitation, a principal amount of outstanding Revolving Loans equal to $_________ and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of Revolving Loans and all commitment and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment, all as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment equal to the amount of the Assigned Commitment. The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the Assigned Commitment as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment equal to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation of the Assignor to make Revolving Loans to the Borrower with respect to the Assigned Commitment, the obligation to pay the Agent amounts due in respect of draws under Letters of Credit as required under Section 2.3. of the Credit Agreement and the obligation to indemnify the Agent as provided in the Credit Agreement (the foregoing enumerated obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, shall be referred to hereinafter, collectively, as the “Assigned Obligations”). The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b)               The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor. The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement. Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of the Borrower, any Subsidiary or any other Loan Party, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any Subsidiary or any other Loan Party in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document to which it is a party. Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or on any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to become a Lender under the Credit Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation. Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default. The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2. Payment by Assignee. In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, an amount equal to $_________ representing (i) the aggregate principal amount outstanding of the Loans owing to the Assignor under the Credit Agreement and the other Loan Documents being assigned hereby plus (ii) the aggregate amount of payments previously made by Assignor under Section 2.3.(j) of the Credit Agreement which have not been repaid and which are being assigned hereby.

Section 3. Payments by Assignor. The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.

Section 4. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $____________ and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Revolving Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $____________; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5. Representations, Warranties and Agreements of Assignee. The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered in connection therewith or pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that, if not already a Lender and to the extent of the Assigned Commitment, it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender with respect to the Assigned Commitment.

Section 6. Recording and Acknowledgment by the Agent. Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Revolving Note. Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7. Addresses. The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8. Payment Instructions. All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9. Effectiveness of Assignment. This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 12.5. of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof. Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement, with respect to the Assigned Commitment and have the rights and obligations of a Lender thereunder to the extent of the Assigned Commitment and (ii) the Assignor shall relinquish its rights (except as otherwise provided in Section 12.10. of the Credit Agreement) and be released from its obligations under the Credit Agreement with respect to the Assigned Commitment; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.

Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14. Entire Agreement. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Include this Section only if Borrower’s consent is required under Section 12.5. Section 17. Agreements of the Borrower. The Borrower hereby agrees that the Assignee shall be a Lender under the Credit Agreement having a Commitment equal to the Assigned Commitment. The Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, and to the Revolving Loans made by the Lenders after the date hereof and to receive the commitment and other Fees payable to the Lenders as provided in the Credit Agreement. Further, the Assignee shall be entitled to the indemnification provisions from the Borrower in favor of the Lenders as provided in the Credit Agreement and the other Loan Documents. The Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee, and if applicable to the Assignor, Notes as required by Section 12.5. of the Credit Agreement. Upon receipt by the Assignor of the amounts due the Assignor under Section 2, the Assignor agrees to surrender to the Borrower such Assignor’s Notes.]

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted as of the date first written above.

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signatures Continued on Following Page]

[Include signature of the Borrower only
if required under Section 12.5. of the
Credit Agreement]

Agreed and consented to as of the

date first written above.

BORROWER:

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

SCHEDULE 1

Information Concerning the Assignee

Notice Address:

Telephone No.:
Telecopy No.:

Lending Office:

Telephone No.:
Telecopy No.:

Payment Instructions:

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of July ___, 2005, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders and the Swingline Lender.

WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Swingline Lender have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower owns, directly or indirectly, at least a majority of the issued and outstanding Equity Interests in each Guarantor;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Swingline Lender through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Swingline Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent, the Lenders and the Swingline Lender on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender, the Swingline Lender or the Agent under or in connection with the Credit Agreement and any other

Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Swingline Loans and the Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Lenders, the Swingline Lender or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders, the Swingline Lender or the Agent which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders or the Swingline Lender with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)               (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)               any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)               any furnishing to the Agent, the Lenders or the Swingline Lender of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)               any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)               any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)                any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)               any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h)               any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent, the Lenders or the Swingline Lender, regardless of what liabilities of the Borrower remain unpaid;

(i)                any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)                any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent, the Lenders and the Swingline Lender all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Agent, the Swingline Lender and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent, the Swingline Lender and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Agent, any Lender or the Swingline Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent, such Lender or the Swingline Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent, such Lender or the Swingline Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof, any release herefrom, or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent, such Lender or the Swingline Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent, such Lender or the Swingline Lender.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent, the Lenders and the Swingline Lender and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent, the Lenders and the Swingline Lender such additional amount as will result in the receipt by the Agent, the Lenders and the Swingline Lender of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent, the Lenders and the Swingline Lender that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent, the Lenders and the Swingline Lender that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders and the Swingline Lender) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders and the Swingline Lender) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders and the Swingline Lender), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent, the Lenders and the Swingline Lender hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent, the Lenders and the Swingline Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent, the Lenders or the Swingline Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17. Waiver of jury trial.

(a)               EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR

AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)               EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY, THE LOANS, THE LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)               THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Agent, each Lender and the Swingline Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed prima facie evidence of the amounts and other matters set forth herein. The failure of the Agent, any Lender or the Swingline Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Agent, any Lender or the Swingline Lender in the exercise of any right or remedy it may have against any

Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent, any Lender or the Swingline Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Swingline Lender may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.8. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent, any Lender or the Swingline Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Trustees, Etc. Not Liable.

IN THE CASE OF ANY GUARANTOR THAT IS A TRUST, NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SUCH GUARANTOR SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH GUARANTOR. ALL PERSONS DEALING WITH SUCH GUARANTOR, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH GUARANTOR FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION OWING BY SUCH GUARANTOR HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY.

Section 29. Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 30. Definitions. (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)               Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices:

c/o Senior Housing Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attention: John R. Hoadley

Telecopy Number:	(617) 796-8370
Telephone Number:	(617) 796-8124

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, ____, executed and delivered by ______________________, a _____________ (the “New Subsidiary”), in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders and the Swingline Lender.

WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Swingline Lender have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower owns, directly or indirectly, at least a majority of the issued and outstanding Equity Interests in the New Subsidiary;

WHEREAS, the Borrower, the New Subsidiary, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Swingline Lender through their collective efforts;

WHEREAS, the New Subsidiary acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Swingline Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Subsidiary is willing to guarantee the Borrower’s obligations to the Agent, the Lenders and the Swingline Lender on the terms and conditions contained herein; and

WHEREAS, the New Subsidiary’s execution and delivery of this Agreement is a condition to the Agent, the Lenders and the Swingline Lender continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Subsidiary, the New Subsidiary agrees as follows:

Section 1. Accession to Guaranty. The New Subsidiary hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of July ___, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent, the Lenders and the Swingline Lender and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the

New Subsidiary had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Subsidiary hereby:

(a)               irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)               makes to the Agent, the Lenders and the Swingline Lender as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)	consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Subsidiary has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

c/o Senior Housing Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attention: John R. Hoadley

Telecopy Number:	(617) 796-8370
Telephone Number:	(617) 796-8124

Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

____________, 200_

Wachovia Bank, National Association, as Agent

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attention: David Blackman

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $___________________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on ____________, 200_.

3.	The Borrower hereby requests that the requested Revolving Loans all be of the following Type:

[Check one box only]

Base Rate Loans
LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	7 days
1 month
2 months
3 months
6 months
12 months (if available)

C-1

4.

The proceeds of this borrowing of Revolving Loans will be used for the following purpose:
_________________________________________________________________
_________________________________________________________________

5.	The Borrower requests that the proceeds of this borrowing of Revolving Loans be made available to the Borrower by ____________________________.

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Revolving Loans are made.

If notice of the requested borrowing of Revolving Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.1.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

____________, 200_

Wachovia Bank, National Association, as Agent

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attention: David Blackman

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.8. of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The proposed date of such Continuation is ____________, _____.

2.	The aggregate principal amount of Loans subject to the requested Continuation is $________________________ and was originally borrowed by the Borrower on ____________, 200_.

3.	The portion of such principal amount subject to such Continuation is $__________________________.

4.	The current Interest Period for each of the Loans subject to such Continuation ends on ________________, 200_.

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

D-1

[Check one box only]	7 days
1 month
2 months
3 months
6 months
12 months (if available)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.8. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

____________, 200_

Wachovia Bank, National Association, as Agent

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attention: David Blackman

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The proposed date of such Conversion is ______________, 200_.

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	Base Rate Loans
LIBOR Loans

3.	The aggregate principal amount of Loans subject to the requested Conversion is $_____________________ and was originally borrowed by the Borrower on ____________, 200_.

4.	The portion of such principal amount subject to such Conversion is $___________________.

E-1

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

Base Rate Loans
LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	7 days
1 month
2 months
3 months
6 months
12 months (if available)

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

____________, _____

Wachovia Bank, National Association, as Agent

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attention: David Blackman

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2.(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 200_.

3.	The proceeds of this Swingline Loan will be used for the following purpose: ____________________________________________________________

___________________________________________________________.

4.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by ______________________________.

The Borrower hereby certifies to the Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in

F-1

factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.2.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF SWINGLINE NOTE

$50,000,000.00	July ___, 2005

FOR VALUE RECEIVED, the undersigned, SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) at its address at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Note is the Swingline Note referred to in the Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5. of the Credit Agreement, this Swingline Note may not be assigned by the Swingline Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

Attest:
Name:
Title:

[CORPORATE SEAL]

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H

FORM OF REVOLVING NOTE

$____________________	_______________, 200_

FOR VALUE RECEIVED, the undersigned, SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), hereby promises to pay to the order of ____________________ (the “Lender”), in care of Wachovia Bank, National Association, as Agent (the “Agent”) at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of ________________ AND ____/100 DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5. of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.

SENIOR HOUSING PROPERTIES TRUST

By:
Name:
Title:

Attest:
Name:
Title:

[CORPORATE SEAL]

SCHEDULE OF REVOLVING LOANS

This Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

_______________, 200_

Wachovia Bank, National Association, as Agent

One Wachovia Center, NC0172

301 South College Street

Charlotte, North Carolina 28288

Attention: David Blackman

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July ___, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Senior Housing Properties Trust (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders as follows:

(1)               The undersigned is the chief financial officer or chief accounting officer of the Borrower.

(2)               The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)               No Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)               The representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement.

(5)               Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Sections 9.1 through 9.3 and 9.6 of the Credit Agreement.

(6)               Attached hereto as Schedule 2 is a list of all Unencumbered Senior Housing Assets and Unencumbered Mortgage Notes; and all Unencumbered Senior Housing Assets and Unencumbered Mortgage Notes so listed fully qualify as such under the applicable criteria for inclusion as a Unencumbered Senior Housing Asset or Unencumbered Mortgage Note.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

SCHEDULE 1

[Calculations to be Attached]

SCHEDULE 2

[Information Relating to Senior Housing Asset

or Senior Housing Asset Pool to be attached]